EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-3 of James River Coal Company of our reports dated March 1, 2010 and March 29, 2010, except for Notes 3, 5 and 7, as to which the date is March 1, 2011 relating to the financial statements of International Resource Partners LP, which appear in such Registration Statement.

/s/ PriceWaterhouseCoopers LLP

Pittsburgh, PA
March 18, 2010